                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO.)


Filed by the Registrant [ ]       Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]     Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]     Definitive Proxy Statement

[X]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to Rule 14a-12


                               CLARUS CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                WARREN B. KANDERS
                                BURTT R. EHRLICH
                                NICHOLAS SOKOLOW
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

         The following material, consisting of correspondence from the Kanders Nominees and their counsel to Clarus Corporation, and the March 29 response from Clarus which was not included in Clarus' filing with the Securities and Exchange Commission, is being filed with the Securities and Exchange Commission on May 9, 2002 in connection with the solicitation of proxies for electing Warren B. Kanders, Burtt R. Ehrlich and Nicholas Sokolow as directors at the 2002 annual meeting of Clarus Corporation.

                             KANDERS & COMPANY, INC.
                               TWO SOUNDVIEW DRIVE
                          GREENWICH, CONNECTICUT 06830


                                 March 20, 2002


Mr. Stephen P. Jeffrey
Chairman, President and Chief Executive Officer;
and the Secretary and Board of Directors
Clarus Corporation
3970 Johns Creek Court
Suwanee, Georgia 30024

Dear Sirs:

         We are writing to you as a significant shareholder (owner of 724,000 shares of the Company's stock held in street name) to express our concerns regarding the decline in the overall performance of Clarus Corporation (the "Company") and the negative performance of the Company's common stock.
Specifically:

         o The Company's revenues during the first three (3) quarters of 2001 decreased 34.7%, 40.6% and 77.7% respectively, from a year ago.

         o The Company's common stock is currently trading near the bottom of its 52 week range, less than three (3%) percent of its peak price of $136.00 per share two years ago and at approximately 50% of management's lowered forecast of the Company's cash low watermark for fiscal year 2002.

         o The high turnover of senior management, including the loss of the Company's Executive Vice President and Chief Strategy Officer in the face of an extremely challenging sales environment.

         o Management's withdrawal of its forecast of being cash flow positive in fiscal year 2002.

         o    Current cash burn rate of approximately $4 million a quarter.

         o    No sign of improved traction of the Company's software technology.

         Unfortunately, the Company's efforts to address these concerns have not been successful.

Mr. Stephen P. Jeffrey
Clarus Corporation
March 20, 2002
Page 2


         We are dismayed by the Company's lack of success in responding to these issues. To date, the Company's business strategies have failed to maximize the Company's assets for the benefit of stockholders resulting in a stagnant stock price. As you know a stagnant share valuation restricts the Company's ability to motivate and build wealth for employees, thereby reducing its ability to attract high caliber talent, and to pursue accretive acquisitions.

         It is therefore critical that the Company consider various strategic alternatives to its current strategy of "business as usual" by promptly implementing certain specific actions to enhance shareholder value, including:

              o My appointment or election to the Board of Directors, together with two of my colleagues, persons with substantial economic and financial expertise and business acumen to present the Company with, and who are capable of implementing, strategic alternatives.

              o Retention of a recognized investment banking firm to evaluate the potential sale of the Company's software technology and maximize shareholder value through redeployment of the Company's capital, including cash and NOL.

              o Drastically reduce the Company's burn rate pending Board review of the strategic alternatives presented.

              My two colleagues and I meet all the criteria for serving on the Board of Directors required by applicable law and the Company's bylaws and are amenable to serving as directors of the Company if nominated in connection with the Company's 2002 annual meeting of shareholders.

              By way of background, I have served as the Chairman of the Board of Armor Holdings, Inc. (NYSE) since January 1996, and Vice Chairman of the Board of Benson Eyecare Corporation (NYSE) from October 1992 to May 1996. I have a proven track record of significantly enhancing shareholder value, not only in Armor Holdings and Benson Eyecare, but with other small and midsize public companies, utilizing my substantial experience in mergers and acquisition strategies and investment activities. As Chairman of Armor Holdings my contributions to strategic planning, growth through acquisition, and investor relations have contributed to Armor's market capitalization increasing from $6 million to $800 million during the six years in which I have been involved. Similarly, during my tenure at Benson Eyecare, its financial performance and market capitalization increased in similar fashion. You can be assured that I will bring the same effort, expertise and recognition in the investment community to the benefit of Clarus.

Mr. Stephen P. Jeffrey
Clarus Corporation
March 20, 2002
Page 3


              My two colleagues, Burtt R. Ehrlich and Nicholas Sokolow, who I am also proposing for nomination as directors of the Company, have also played active and strategic roles in Armor Holding's growth in their capacity as directors.

              For your review, listed below our biographical information.

              Warren B. Kanders: I am a 44 years old, an independent investor and financial consultant, and I have served as the Chairman of the Board of Armor Holdings, Inc. (NYSE) since January 1996. I also serve as a director on the Board of several investment companies including Avocet European Technology Fund Limited, a privately held investment company focused on public technology investments in the EU market, and from October 1992 to May 1996, I served as Vice Chairman of the Board of Benson Eyecare Corporation (NYSE). My address is c/o Kanders & Company, Inc., Two Soundview Drive, Greenwich, Connecticut 06830.

              Burtt R. Ehrlich: Mr. Ehrlich, also an independent investor, is 62 years old and has served as a director of Armor Holdings, Inc. since January 1996. He has also served as Chairman of the Board of Langer, Inc. (NASDAQ) since February 2001, and served as Chairman and Chief Operating Officer of Ehrlich Bober Financial Corp. (the predecessor of Benson Eyecare Corporation) from December 1986 until October 1992 and as a director of Benson Eyecare Corporation from October 1992 until November 1995. Mr. Ehrlich's address is Two Soundview Drive, 3rd Floor, Greenwich, CT 06830.

              Nicholas Sokolow: Mr. Sokolow, a practicing attorney, is 51 years old and has served as a director of Armor Holdings, Inc. since January 1996. Since 1994 he has been a partner in the law firm of Sokolow, Dunaud, Mercadier & Carreras, and from June 1973 until October 1994, Mr. Sokolow was an associate and partner in the law firm of Coudert Brothers. Mr. Sokolow's address is c/o Sokolow, Dunaud, Mercadier & Carreras, 55 Avenue Kleber, Paris 75016 France.

Mr. Stephen P. Jeffrey
Clarus Corporation
March 20, 2002
Page 4


              This letter is submitted by me and on behalf of Messrs. Ehrlich and Sokolow, each as independent investors, and not as representatives of any other person. I am available to meet in person or by telephone with any director that wishes to discuss our comments or recommendations. Be assured that our interest in Clarus, as investors intent on improving its value to stockholders, is long term and we believe that other stockholders may share our view. I request that a copy of this letter be given to all members of the Company's Board of Directors and look forward to receiving a prompt response.

                                           Very truly yours,

                                           KANDERS & COMPANY, INC.


                                           By: /s/ Warren B. Kanders
                                              --------------------------------
                                               Warren B. Kanders, President

CLARUS



March 29, 2002



Warren B. Kanders
Kanders & Company, Inc.
Two Soundview Drive
Greenwich, Connecticut 06830

Re: Clarus Corporation

Dear Mr. Kanders:

We are in receipt of your letter dated March 20, 2002. Thank you for your interest in Clarus. As you requested, your letter has been forwarded to Clarus' Board of Directors for their consideration.

I will contact you by telephone to discuss your nominees, the strategic alternatives that you discuss in your letter and your concerns regarding Clarus' stock performance.

Sincerely,

/s/ James J. McDevitt

James J. McDevitt
Chief Financial Officer

                               Kane Kessler, P.C.
                           1350 Avenue of the Americas
                            New York, New York 10019



                                 (212) 519-5101
                            jtullman@kanekessler.com

                                  Apri1 1, 2002




By Facsimile to (770) 291-4973
and by Regular Mail
------------------------------

Mr. Stephen P. Jeffery
Chairman, President and Chief Executive Officer;
and the Secretary and Board of Directors
Clarus Corporation
3970 Johns Creek Court
Suwanee, Georgia 30024

Dear Mr. Jeffery:

         We represent Mr. Warren B. Kanders and address this letter to you in furtherance of his letter dated March 20, 2002 to you and the Board of Directors of Clarus Corporation ("Company"). Mr. Kanders currently owns 749,000 shares of Company stock, almost as many shares as all current executive officers and directors combined. In fact, certain directors of the Company affiliated with venture capital firms appear to have sold virtually their entire equity interest in the Company (according to 13G Statements filed with the S.E.C., although such directors purport to disclaim beneficial ownership of such shares), not exactly a vote of confidence in management or the Company's future.

         In his letter, Mr. Kanders noted many deficiencies in the financial performance of the Company over the past two years, a financial performance which has not been addressed by management or the Board and which has resulted in the loss of millions of dollars of shareholder equity. Furthermore, the Company's Form 10-K for 2001 just filed with the SEC, confirms further erosion in the Company's financial position, reflecting poor judgment and lack of operational control by management:

Mr. Stephen P. Jeffery
April 1, 2002
Page 2


        o  Loss on impairment of investments of                      $15,400,000

        o  Loss on impairment of intangible assets of                 36,800,000

        o  Loss on impairment of marketable securities of              1,000,000

        o  Provision for doubtful accounts of $5,500,000 on
           revenues of 17,000,000                                      5,500,000
                                                                     -----------
                  Total Additional Diminution of Equity              $58,700,000


         Be assured that Mr. Kanders is not prepared to let the status quo continue. He has volunteered his services and those of his two colleagues, as nominees to the Board, and has offered to meet with the Board to discuss his candidacy and recommendations to improve the Company's performance. To date, Mr. Kanders has not had the courtesy of a response. Do not mistakenly believe that you can stonewall Mr. Kanders to inaction. Mr. Kanders is a long term investor with the resolve to achieve his objective. Pending resolution of Mr. Kanders concerns, we caution the Board and management to refrain from any actions enhancing their financial interests to the detriment of the Company's shareholders.

         Finally, we wish to point out that recent analysis of corporate governance suggests that staggered boards tend to reduce shareholder returns by approximately 10% as compared to single class boards. We therefore suggest on behalf of Mr. Kanders and all other stockholders that management discontinue the staggered board at the current annual meeting of stockholders and nominate a single slate of directors, including Mr. Kanders'nominees. Since the Board presumably met recently to approve the Company's Form 10-K, your failure to respond to Mr. Kanders letter is unacceptable. Accordingly, please be advised that unless Mr. Kanders or our office receives confirmation promptly of management's intention to nominate Mr. Kanders and his proponents for election to the Board of Directors at the Company's next annual meeting of stockholders, he is prepared to propose his own slate of nominees and solicit proxies in opposition to management's nominees and take such further actions as he deems appropriate without further notice.

Mr. Stephen P. Jeffery
April 1, 2002
Page 3


         Decisive action by the Board to change the Company's course is urgently required. While Mr. Kanders remains willing to meet with management and the Board to explore new and creative avenues for unlocking stockholder value, should a proxy contest ensue, such opportunity will be lost.

         Kindly present this letter to the independent directors of the Company. We await your response.

                                           Very truly yours,

                                           /s/ Jeffrey S. Tullman

JST:gjj

                               Kane Kessler, P.C.
                           1350 Avenue of the Americas
                            New York, New York 10019



                                 (212) 519-5125
                            ahaigian@kanekessler.com

                                  April 9, 2002



Sharon L. McBrayer, Esq.
Womble Carlyle Sandridge & Rice
One Atlanta Center
1201 West Peachtree Street, Suite 3500
Atlanta, Georgia 30309

        Re:     Clarus Corporation
                ------------------

Dear Ms. McBrayer:

        We are in receipt of your letter of April 5, 2002, and have forwarded it to Mr. Kanders. Please be advised that Mr. Kanders welcomes the opportunity to meet with Clarus' Chairman of the Board and Chief Executive Officer and the independent members of the Board of Directors.

        Mr. Kanders' agenda is simple. He is looking to reverse Clarus' trend of quarter upon quarter of disappointing results and loss of significant shareholder value. To that end, he and his nominees to Clarus' Board are prepared to explore all viable alternatives to put an end to Clarus' erosion in shareholder value. Each of Mr. Kanders and his proposed nominees to Clarus' Board (each of whose nominations were provided to Clarus in Mr. Kanders' initial letter of March 20, 2002, which was submitted in a timely fashion in accordance with Clarus' bylaws for inclusion in this year's annual meeting of shareholders) is prepared to provide Clarus with a statement agreeing to be named in Clarus' proxy statement and to serve on Clarus' Board if elected by the shareholders.

        Mr. Kanders' and his nominees' record of running public companies and multiplying shareholder value is self-evident, and he is prepared to discuss their respective qualifications. We appreciate your reminder of Mr. Kanders' obligations under the federal securities laws. Please be assured that Mr. Kanders, through his own experience and with the advice of counsel, including special Delaware counsel, will fully comply with his legal obligations.

Sharon L. McBrayer, Esq.
April 9, 2002
Page 2


        Please call me to schedule a meeting between Mr. Kanders and the Clarus representatives identified above. You should be aware of Mr. Kanders' resolve in putting forth his own slate of directors for nomination if Clarus does not include his nominees for election at this year's annual meeting of shareholders, together with any other proposals they may deem appropriate under the circumstances. Similarly, any attempt by Clarus to increase the size of its Board or to otherwise circumvent the nomination of Mr. Kanders and his colleagues will be viewed as not being in the best interests of the shareholders, and Mr. Kanders reserves the right to, among other things, name additional nominees in such event.

        A prompt meeting of Mr. Kanders and the named Clarus representatives is therefore urged and, in Mr. Kanders' view, in the best interests of all shareholders.

        I look forward to hearing from you.

                                           Very truly yours,

                                           /s/ Aris Haigian

AH:nc
cc: Mr. Warren B. Kanders
    Robert L. Lawrence, Esq.
    C. Stephen Bigler, Esq.